Exhibit 10.13

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Agreement”), made as of the 25th day of July, 2018 (the “Effective Date”), by and between RA 55 CLB LLC, a Delaware limited liability company (“Landlord”), having its principal office c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, New York 11556, and FREQUENCY ELECTRONICS, INC., a Delaware corporation (“Tenant”), having its principal business address at 55 Charles Lindbergh Boulevard, Uniondale, New York 11553.

RECITALS

WHEREAS, Reckson Operating Partnership, L.P. (“Prior Landlord”) and Tenant entered into an Agreement of Lease, made as of December 2, 1997 (the “Original Lease”), as modified and amended by letter agreement dated January 6, 1998 (the “1998 Letter Agreement” and, together with the Original Lease, sometimes hereinafter collectively referred to as the “Existing Lease”), for the lease of a certain 91,027 rentable square feet of space (collectively, the “Demised Premises”) in the building located at 55 Charles Lindbergh Boulevard, Uniondale, New York (the “Building”);

WHEREAS, Tenant has heretofore exercised both renewal options set forth in Article 39 of the Original Lease and, as such, the Term of the Existing Lease is currently scheduled to expire on January 31, 2019; and

WHEREAS, Landlord (as successor-in-interest to Prior Landlord) and Tenant desire to amend the Existing Lease so as to, among other things, provide for an extension of the Term thereof for a period of ten (10) years and eight (8) months, to and including September 30, 2029; subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

1.1          The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

1.2          Unless expressly set forth to the contrary and except as modified by this Agreement, all defined terms shall have the meanings as ascribed to them in the Existing Lease.

1.3          As used herein and, from and after the Effective Date, in the Existing Lease, the term “Lease” shall be deemed to mean and refer to the Existing Lease, as modified and amended by this Agreement.

ARTICLE II
Lease Modifications

The Existing Lease is and shall hereby be deemed to have been modified and amended as follows:

2.1          Term.  Effective as of the Effective Date, Article 2 of the Original Lease is hereby modified and amended so as to reflect that the Term of the Lease is extended for a period of ten (10) years and eight (8) months, to and including September 30, 2029.  Accordingly, each reference in the Original Lease or this Agreement to the term “Expiration Date,” or otherwise to the scheduled date of expiration of the Term of the Lease, shall hereafter be deemed to mean and refer to September 30, 2029.

2.2          Rent.

(A)          Through and including January 31, 2019, the Minimum Annual Rent shall continue to be payable in accordance with the provisions of the Existing Lease, specifically including, without limitation, the provisions of Article 3 of the Original Lease.

(B)          Effective as of February 1, 2019, Article 3 of the Original Lease is hereby modified and amended so as to reflect that, during the period from February 1, 2019 through and including September 30, 2029, the Minimum Annual Rent shall be payable in accordance with the following schedule, in each case, subject to Section 2.2(C) hereof:

During the period from February 1, 2019 through and including January 31, 2020, the Minimum Annual Rent shall be $1,046,810.52, payable in equal monthly installments of $87,234.21.

During the period from February 1, 2020 through and including January 31, 2021, the Minimum Annual Rent shall be $1,067,746.68, payable in equal monthly installments of $88,978.89.

During the period from February 1, 2021 through and including January 31, 2022, the Minimum Annual Rent shall be $1,089,101.64, payable in equal monthly installments of $90,758.47.

During the period from February 1, 2022 through and including January 31, 2023, the Minimum Annual Rent shall be $1,110,883.68, payable in equal monthly installments of $92,573.64.

During the period from February 1, 2023 through and including January 31, 2024, the Minimum Annual Rent shall be $1,133,101.32, payable in equal monthly installments of $94,425.11.

During the period from February 1, 2024 through and including January 31, 2025, the Minimum Annual Rent shall be $1,155,763.32, payable in equal monthly installments of $96,313.61.

During the period from February 1, 2025 through and including January 31, 2026, the Minimum Annual Rent shall be $1,178,878.68, payable in equal monthly installments of $98,239.89.

During the period from February 1, 2026 through and including January 31, 2027, the Minimum Annual Rent shall be $1,202,456.16, payable in equal monthly installments of $100,204.68.

During the period from February 1, 2027 through and including January 31, 2028, the Minimum Annual Rent shall be $1,226,505.36, payable in equal monthly installments of $102,208.78.

During the period from February 1, 2028 through and including January 31, 2029, the Minimum Annual Rent shall be $1,251,035.40, payable in equal monthly installments of $104,252.95.

During the period from February 1, 2029 through and including September 30, 2029, the Minimum Annual Rent shall be payable in equal monthly installments of $106,338.01.

(C)          Notwithstanding the provisions of Section 2.2(B) above, provided that at the time for application of the subject installment thereof, both (i) Tenant is not then in default under any of the terms or provisions of the Lease beyond the expiration of any applicable notice and/or cure periods provided in the Lease (it being agreed that if Tenant thereafter cures such default prior to termination of the Lease, Tenant shall then be entitled to the Minimum Annual Rent credits set forth herein) and (ii) the Lease then remains in force and effect, Tenant shall receive a Minimum Annual Rent credit in the amount of $811,353.42 (subject to Section 2.5(C)(y) of this Agreement); such Minimum Annual Rent credit to be applied as follows:

(x)          in seven (7) equal and consecutive monthly installments of $43,617.11 applied against the monthly installments of Minimum Annual Rent payable with respect to each of the calendar months of February 2019 through and including August 2019 (for the avoidance of doubt, it being understood that during each such month, Tenant shall only be obligated to pay to Landlord Minimum Annual Rent in the amount of $43,617.10); and

(y)          in five (5) equal and consecutive monthly installments of $50,102.34 applied against the monthly installments of Minimum Annual Rent payable with respect to each of the calendar months of September 2026 through and including January 2027 (subject to Section 2.5(C)(y) of this Agreement) (for the avoidance of doubt, it being understood that during each such month, Tenant shall only be obligated to pay to Landlord Minimum Annual Rent in the amount of $50,102.34); and

(z)          in five (5) equal and consecutive monthly installments of $51,104.39 applied against the monthly installments of Minimum Annual Rent payable with respect to each of the calendar months of February 2027 through and including June 2027 (subject to Section 2.5(C)(y) of this Agreement) (for the avoidance of doubt, it being understood that during each such month, Tenant shall only be obligated to pay to Landlord Minimum Annual Rent in the amount of $51,104.39).

2.3          Utilities.  Effective as of the Effective Date of this Agreement, the last sentence of Article 10(a) of the Original Lease is hereby deleted in the entirety.  Promptly following the Effective Date of this Agreement, Landlord, at Landlord’s sole cost and expense, will cause the Building’s common cafeteria area electric service to be directly metered, submetered or check-metered so as to measure the consumption of electricity in and from the common cafeteria area separately from the consumption of electricity in and from any tenanted premises of the Building.  Thereafter, Tenant shall pay to Landlord, as Additional Rent within ten (10) days following receipt by Tenant of a written request therefor , Tenant’s Proportionate Share (i.e., 42.42%) of the actual charges for such common cafeteria area electricity consumption for the period covered by the subject billing, as measured by the aforesaid direct meter or submeter or check-meter, plus Landlord’s customary administrative fee for reading and billing such metered-service not to exceed three percent (3%) of such bill.  For good and valuable consideration, each of Landlord and Tenant hereby releases the other from any claims the releasor may have or may have had against the releasee or such releasee’s predecessors-in-interest relating to common area utility charges in or about the Building or the Real Property for any period or periods preceding the Effective Date of this Agreement; it being acknowledged and agreed that neither Landlord nor Tenant would have entered into this Agreement without the benefit of the release set forth in this sentence.

2.4          Renewal Right/Option.  The parties acknowledge and agree all options under the Existing Lease to extend the Term thereof have either heretofore lapsed or been heretofore exercised by Tenant and, as such, there are no remaining rights or options for Tenant to extend the Term of the Existing Lease.  Landlord and Tenant intend to hereby establish a new right and option for Tenant to extend the Term of the Lease, subject to and in accordance with the terms and conditions of this Section 2.4.  Accordingly, provided Tenant is not then in default under the Lease beyond the expiration of any applicable notice and/or cure periods set forth in the Lease, Tenant shall have the right (this “Third Renewal Right/Option”) to extend the Term of the Lease for one (1) additional five (5) year period, commencing on October 1, 2029 and ending on September 30, 2034 (the “Third Renewal Term”); all subject to and in accordance with the following terms and conditions:

(A)          Tenant shall exercise the Third Renewal Right/Option, if at all, by written notice to Landlord, which unequivocally and unconditionally expresses Tenant’s exercise of the subject Third Renewal Right/Option (such written notice being hereinafter referred to as the “Third Renewal Exercise Notice”), delivered no sooner than April 1, 2028 and no later than October 1, 2028.  Any written communication from Tenant that purports to serve as the Third Renewal Exercise

Notice, but which contains language of equivocation or condition may be rejected by Landlord as invalid.

(B)          The Third Renewal Term shall be upon the then current terms, covenants and conditions of the Lease, except that (i) there shall be no further option to extend the Term of the Lease beyond the Third Renewal Term; (ii) the Demised Premises shall be delivered in its then “as is” condition, and Landlord shall not be obligated to perform any work, make any installation, or incur any expense in order to prepare the Demised Premises for continued occupancy by Tenant, except as expressly set forth in the Lease; (iii) Tenant shall not be entitled to any rent concession, additional rent concession, tenant improvement allowance or other lease incentive or inducement in connection with such extension; and (iv) the Minimum Annual Rent to be paid by Tenant during the Third Renewal Term (the “Base Renewal Rent”) shall be calculated at one hundred (100%) percent of the fair market rental value of the Demised Premises as of the commencement of the Third Renewal Term, together with fair market annual escalations thereupon (which escalations shall be calculated as of the commencement of the Third Renewal Term), taking into account all relevant factors, including, without limitation, the escalations.

(C)          Promptly following the delivery of the Third Renewal Exercise Notice in accordance with the terms and conditions of Section 2.4(A) above, if any, the parties shall commence good faith negotiations for a mutually-agreeable Base Renewal Rent for the Third Renewal Term.  If Landlord and Tenant have not mutually agreed upon the Base Renewal Rent by April 1, 2029, then they shall each select one real estate broker with at least ten (10) years’ experience in the leasing of office buildings in the area in which the building is located, each of whom shall furnish a report to indicate their opinion of the fair market rental of the Demised Premises.

(D)          If, after a review of the broker reports prepared and submitted in accordance with Section 2.4(C), above, Landlord and Tenant have not agreed on the Base Renewal Rent by June 1, 2029, then the matter shall immediately be submitted to arbitration before the American Arbitration Association (“AAA”), and shall be determined by a single arbitrator in accordance with the provisions of the Lease and then applicable rules of the AAA within the County of Nassau, or of the closest office of the AAA.  The arbitrator shall, in determining the Base Renewal Rent, take into consideration then existing current fair market rental value of similar premises in the Building and the Mitchel Field area, and all other relevant factors.  The arbitrator shall then, on an expedited basis, choose one of the determinations of the two brokers originally selected by the parties.  The parties agree that the decision and determination to be made by the arbitrator with respect to the Base Renewal Rent for the Third Renewal Term shall be final and binding upon Landlord and Tenant.

(E)          Landlord and Tenant shall each separately pay their respective designated brokers.  The expenses, fees and charges in connection with the arbitration process set forth in Section 2.4(D) above, shall be borne equally between Landlord and Tenant.

(F)          Upon agreement by the parties as to the Base Renewal Rent for the Third Renewal Term or upon the Base Renewal Rent for the Third Renewal Term being fixed by the arbitrator, as the case may be, the parties hereto shall enter into a supplementary agreement extending the Term of the Lease for the Third Renewal Term as hereinabove provided.  In the event of no agreement between the parties or no decision by arbitration prior to the commencement of the Third Renewal Term, Tenant shall pay an interim Base Renewal Rent equal to the (unabated) Minimum Annual Rent last in effect until the arbitration shall have been completed (or an agreement is reached), after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be as of the commencement date of the Third Renewal Term. If the payments made by Tenant on account of Base Renewal Rent were greater than the Base Renewal Rent as finally determined in accordance with the provisions hereof, Landlord shall credit the amount of such excess against the next installments of Base Renewal Rent due under the Lease from the respective dates of overpayment until credited.  If the payments made by Tenant on account of Base Renewal Rent were less than the Base Renewal Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the full amount of such excess with the next installment of Base Renewal Rent due under the Lease.

(G)          Time is of the essence with respect to all dates and time periods referenced in this Section 2.4.

(H)          This Third Renewal Right/Option shall be personal to Frequency Electronics, Inc. (and to any entity that succeeds to the leasehold interest of Frequency Electronics, Inc. pursuant to a transaction of the type addressed in Section 17(d) of the Original Lease, provided that Frequency Electronics, Inc. shall remain liable for the obligations of “Tenant” throughout the Third Renewal Term unless, in the case of a merger, Frequency Electronics, Inc. is not the surviving entity), and shall not be otherwise transferable by operation of law or otherwise.

2.5          Cancellation Option.

(A)          Provided Tenant is not then in default under this Lease beyond the expiration of all applicable notice and/or cure periods contained in the Lease, Tenant shall have the one-time right and option (this “Cancellation Option”) to cancel this Lease effective as of January 31, 2026 (the “Cancellation Date”) by delivering to Landlord, no later than January 31, 2024 (the “Cancellation Option Exercise Deadline”), both: (i) written notice of Tenant’s exercise of this Cancellation Option (the “Cancellation Notice”); and (ii) payment, in immediately available funds, of a fee (the “Cancellation Fee”) in the amount of the Unamortized Costs (hereinafter defined).

(B)          As used herein, the term “Unamortized Costs” shall be deemed to mean the aggregate of those portions of all costs incurred by Landlord in connection with this Agreement that will not have been recouped by Landlord (through amortization, as addressed below) as of the Cancellation Date, which costs shall include, without limitation, each of the following:  (i) $1,092,234.00, as the stipulated and agreed-upon value of the Allowance (hereinafter defined) , or such portion thereof as received by Tenant from Landlord pursuant to this Agreement; and (ii) all brokerage commissions actually paid by Landlord in connection with this Agreement.  For the purpose of calculating the Unamortized Costs, the total costs described above shall be amortized over the Amortization Term (hereinafter defined), as if same were a one hundred twenty (120) month, self-amortizing loan at an annual interest rate of seven (7.0%) percent, payable in equal monthly installments of principal and interest combined.  As used herein, the “Amortization Term” shall mean the one hundred twenty (120) month period commencing on May 1, 2019 and ending on April 30, 2029.  For purposes of this Section 2.5, the amount of the Unamortized Costs shall be deemed equal to the amount that would be outstanding under such hypothetical “loan” as of the Cancellation Date.

(C)          Upon satisfaction by Tenant of each of the above conditions, and upon the Demised Premises having been surrendered to Landlord and vacated by Tenant on or before the Cancellation Date as if that date were the Expiration Date under the Lease, the Lease shall be deemed canceled and terminated as of the Cancellation Date and no party shall have any obligations to the other except those that are expressly stated to survive the expiration of the Term.  Time is of the essence with respect to all dates and time periods referenced in this Section 2.5.  In the event that Tenant does not deliver the Cancellation Notice with the Cancellation Fee payment by the Cancellation Option Election Deadline, then this Cancellation Option shall be deemed to have lapsed and been rendered of no further force or effect whatsoever.  If Tenant does timely and properly exercise this Cancellation Option, but thereafter fails to vacate and surrender the Demised Premises in the conditions required under the Lease by the Cancellation Date, then Tenant shall be deemed to be holding over in the Demised Premises beyond the expiration of the Term, without the acquiesce of Landlord, subject to the applicable terms and conditions of the Lease.  In addition, Tenant acknowledges and agrees that:  (a) following exercise of this Cancellation Option by Tenant, Tenant may not revoke such cancellation without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole discretion); (b) this Cancellation Option, and the ability of Tenant to exercise same, shall be rendered null and void upon Tenant leasing any additional space in the Building, whether pursuant to the exercise of a Right of Offer or right of expansion, through negotiation or otherwise; and (c) the delivery of the Cancellation Notice shall render null and void both (x) the ability of Tenant to exercise any right or option, if any, of Tenant to lease additional space in the Building and (y) Tenant’s entitlement to the Minimum Annual Rent credits referenced under Section 2.2(C)(y) and (z) of this Agreement.

(D)          The rights and entitlements established for Tenant under this Article are personal to Frequency Electronics, Inc., and are non-transferable by operation of law or otherwise, except to a permitted assignee or subtenant pursuant to Article 17 of the Existing Lease.

2.6          Condition of the Demised Premises; the Allowance; Landlord’s Base Building Work.

(A)          Tenant hereby acknowledges and agrees that (i) all work and installations heretofore required to be performed or made by Landlord under the Existing Lease have been fully performed or made prior to the date hereof; (ii) Tenant has inspected the Demised Premises and agrees to accept same in its “as is” condition as of the date hereof, except with respect to any Landlord’s Base Building Work (as hereinafter defined); (iii) except with respect to the Allowance, Landlord shall not be required to pay any sums or incur any expense in connection with Tenant’s preparation of the Demised Premises for its continued occupancy; and (iv) except with respect to the Landlord’s Base Building Work, Landlord shall not be required to perform any work or make any installations in or with respect to the Demised Premises in order to prepare same for continued occupancy by Tenant (it being agreed that Landlord shall, however, be required to perform any repair and maintenance obligations set forth in the Lease, including, without limitation, in Section 8(b) thereof).

(B)          Notwithstanding anything to the contrary contained in Section 2.6(A) of this Agreement, provided Tenant is not then in default of any of its obligations under the Lease beyond the expiration of any applicable notice and/or cure periods provided in the Lease (it being agreed that if Tenant thereafter cures such default prior to termination, Tenant shall then be entitled to the Allowance set forth herein (if all other conditions have been satisfied)) and further provided that the Lease then remains in force and effect, Landlord shall make available to Tenant a construction reimbursement allowance in an amount not to exceed $1,092,324.00 (the “Allowance”) for improvements to the Demised Premises made by or on behalf of Tenant following the Effective Date of this Agreement (such improvements being herein generically referred to as “First Amendment TI Work”), which Allowance Tenant may access at any time during the Allowance Period (hereinafter defined) by way of requisitions for progress payments; subject to and in accordance with the terms and conditions of this Section 2.6(B).  As used herein, term the “Allowance Period” shall mean the period commencing on February 1, 2019 and ending on January 31, 2022.  Tenant acknowledges and agrees that:

(i)          any and all First Amendment TI Work must be performed subject to and in accordance with (x) the provisions of the Lease that govern the performance of alterations and (y) Landlord’s construction-related rules, regulations and requirements;

(ii)          progress payments in respect of the Allowance shall be paid by Landlord to Tenant, if at all, only by way of reimbursement to Tenant for design and construction costs actually incurred by Tenant directly in connection with the design and performance of First Amendment TI Work (each such payment, a “Landlord Allowance Payment”);

(iii)          a Landlord Allowance Payment shall only become due and payable by Landlord within forty-five (45) days following receipt by Landlord of written demand therefor by Tenant, accompanied by (x) paid receipts for the subject First Amendment TI Work, evidencing the actual payment by Tenant of the amount demanded, (y) partial lien waivers from all contractors involved in the particular First Amendment TI Work that is the subject of such requisition (except if the subject contractor would not have lien rights under applicable law against the Building or the Real Property, or Landlord’s interest therein, with regard to the service or materials provided by such contractor) and (z) with respect to a requisition for a final Landlord Allowance Payment, (1) final lien waivers from all contractors involved in the particular First Amendment TI Work and (2) a certificate of occupancy or certificate of completion (or its equivalent), as applicable, from the applicable municipal authority with respect to the subject First Amendment TI Work, if such certificate is required by applicable law (such a written demand, when accompanied by all such supporting documentation, being hereinafter collectively referred to as a “Allowance Demand”).  The parties agree that for each interim Allowance Demand, Landlord may hold back an amount equal to five (5%) percent of the amount of the Landlord Allowance Payment so demanded by Tenant (such held-back funds being hereinafter collectively referred to as the “Retainage”), provided that (aa) as with respect to any particular construction trade (e.g., carpentry, HVAC, electric, etc.) engaged with respect to performance of the First Amendment TI Work, the entire portion of the Retainage that relates to the subject construction trade will be paid by Landlord together with the Landlord Allowance Payment associated with the final Allowance Demand that includes First Amendment TI Work involving the subject construction trade and (bb) the full amount of any previously-unpaid Retainage will be paid by Landlord together with the Landlord Allowance Payment associated with the final overall Allowance Demand associated with the First Amendment TI Work;

(iv)          the aggregate amount demanded for all First Amendment TI Work-related “soft costs” (e.g., design fees, permitting and inspection fees, data/telecom wiring and cabling, office furniture, office equipment, office decorations) by way of all Allowance Demands, and the aggregate amount required to be paid by way of all Landlord Allowance Payments for all First Amendment TI Work-related “soft costs,” shall in no event exceed $218,446.80;

(v)          the aggregate amount demanded for all First Amendment TI Work-related costs (i.e., “hard” and “soft” costs) by way of all Allowance Demands, and the aggregate amount required to be paid by way of all Landlord Allowance Payments for all First Amendment TI Work-related costs (i.e., “hard” and “soft” costs), shall in no event exceed $1,092,324.00;

(vi)          no Landlord Allowance Payment shall be due by Landlord prior to February 1, 2019;

(vii)          no Allowance Demand may be submitted after January 31, 2022 (the “Allowance Deadline”); time being of the essence;

(viii)          if any portion of the Allowance has not been demanded by means of the delivery by Tenant to Landlord of a valid Allowance Demand (i.e., an Allowance Demand made by Tenant in accordance with the conditions and requirements of this Section 2.6(B)) by the Allowance Deadline, then the entirety of such portion shall be deemed to have been forfeited by Tenant; and

(ix)          If Landlord fails to pay all or any part of any Landlord Allowance Payment associated with a valid Allowance Demand made by Tenant in accordance with the requirements of this Section 2.6(B) (the subject due-and-owing, but unpaid, portion of the Allowance being herein referred to as the “Unpaid Allowance Amount”), and such failure shall continue for thirty (30) days after Tenant’s notice to Landlord that the Unpaid Allowance Amount is past due and setting forth Tenant’s intent to offset the Unpaid Allowance Amount against Minimum Annual Rent, then Tenant may offset the Unpaid Allowance Amount against subsequent installments of Minimum Annual Rent coming due under the Lease until exhausted; provided, however, that in the event of a dispute or question as to the existence or amount of an Unpaid Allowance Amount, such offset shall not be effected until the sooner of final judgment issued by a court of competent jurisdiction or mutual agreement of the parties (and then only to the extent of that judgment or agreement, as applicable).  Landlord acknowledges and agrees that in the event Tenant does procure such a judgment against Landlord, then interest, at the applicable judgment rate, shall be deemed to have accrued for the benefit of Tenant on the Unpaid Allowance Amount, which accrued interest shall be added to the amount that may be offset by Tenant hereunder.  The total amount that may be offset by

Tenant hereunder is sometimes hereinafter collectively referred to as the “Offset Amount.”  If any portion of the Offset Amount (the “Unrealized Portion”) shall not have been credited or paid to Tenant as of the Expiration Date, or the Cancellation Date if Tenant exercises the Cancellation Option then, provided that Tenant shall have surrendered the Demised Premises to Landlord in the manner required under the Lease, Landlord, within thirty (30) days after the Expiration Date, shall pay the amount of the Unrealized Portion to Tenant, or at Tenant’s option, Tenant shall have the right to offset the amount of the Unrealized Portion against the Cancellation Fee, if applicable.  The preceding sentence shall survive the Expiration Date.

(C)          Also notwithstanding anything to the contrary contained in Section 2.6(A) of this Agreement, Landlord shall cause its designated contractor to perform in and to the Building or the Demised Premises, as applicable, all the work described on Schedule A to this Agreement (collectively, “Landlord’s Base Building Work”) in order to prepare same for continued occupancy by Tenant, which work shall be performed in good workmanlike manner, and in accordance with Section 6(c) of the Lease.  Except with respect to extra work orders authorized by Tenant, if any, and except as otherwise set forth in the next sentence, the Landlord’s Base Building Work shall be performed at no cost or expense to Tenant.  However, Tenant shall, only if, as and in the manner reasonably requested by Landlord or Landlord’s designated contractor (if at all), from time to time throughout the period of performance of Landlord’s Base Building Work, temporarily, to the extent practicable, relocate its personnel and personal property out of distinct, affected portions of the Demised Premises in order to reasonably accommodate Landlord’s designated contractor’s performance and completion of subject aspects of Landlord’s Base Building Work therein, subject to the following sentence.  Landlord shall give Tenant reasonable prior notice of entry into the Demised Premises for the performance of Landlord’s Base Building Work (i.e., not less than two (2) business days’ prior written notice), and (i) Tenant shall have the right to have a representative present during any such Landlord’s (or its contractors’ or representatives’) entry in the Demised Premises, (ii) Tenant has the right to limit access and/or personnel of Landlord to certain portions of the Demised Premises, provided that if such access is essential for performance of Landlord’s Base Building Work (or any subject aspect thereof), then Tenant will provide escorted access to the subject portions of the Demised Premises in order to facilitate performance of Landlord’s Base Building Work (or any subject aspect thereof), (iii) Landlord shall use commercially reasonable efforts to minimize the scope and duration of any interference with Tenant’s business that may result from the performance of Landlord’s Base Building Work (including performing the most disruptive aspects thereof only outside of normal working hours), and (iv) Landlord shall promptly repair any damage directly caused to the Demised Premises and to Tenant’s property by performance of Landlord’s Base Building Work.  Except as expressly set forth in the Lease and this Agreement, Tenant acknowledges and agrees that neither Landlord nor its agents or contractors shall be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Demised Premises or any portion thereof that may result from the performance of the Landlord’s Base Building Work. In connection herewith, the first two (2) sentences of Section 6(c) of the Original Lease shall be amended by inserting the words “and Landlord’s Base Building Work” immediately following the words “Landlord’s Initial Construction” anytime such words appear therein.  Landlord shall commence the design and permitting aspects of Landlord’s Base Building Work no later than ninety (90) days following the Effective Date and shall substantially complete all Landlord’s Base Building Work on or prior to December 31, 2019.

2.7.          Right of First Offer.  Notwithstanding anything in the Lease to the contrary, the parties agree that the Right of First Offer contained in Section 40(a) of the Original Lease shall remain in effect so long as there is at least five (5) years remaining in the Lease, as extended by this Agreement.
2.8.          Subordination.  Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from the current mortgagee of Landlord’s interest in the Building, on such mortgagee’s standard form (with reasonable comments requested by Tenant), within thirty (30) days following the Effective Date.
2.9.          Other Amendments.  Sections 17(i) and (j) of the Existing Lease are hereby deleted in their entirety.

ARTICLE III
Broker

3.1          Tenant represents that this Agreement was brought about by Newmark of Long Island, LLC d/b/a Newmark Knight Frank LI and Commercial Realty Services of Long Island, Inc. (collectively, the “Brokers”), as broker, and that all negotiations with respect to this Agreement were conducted exclusively by and among Landlord, Tenant and the Brokers.  Each of Landlord and Tenant agrees that if any claim is made for commissions by any broker (other than the Brokers in the case of indemnity by Tenant) due to any dealing claimed to have occurred between the indemnifying party and such broker, the indemnifying party will hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including such party’s reasonable attorneys’ fees.  Landlord will pay the appropriate brokerage commission to the Brokers in connection with this Agreement; such commission to be calculated and paid subject to and in accordance with the terms and conditions of a separate agreement(s) between or among Landlord and the respective Brokers.

ARTICLE IV
Ratification

4.1          Tenant represents and warrants that the Existing Lease is presently in full force and effect. Landlord represents and warrants that (i) the Existing Lease is presently in full force and effect and (ii) the ground lease (pursuant to which Landlord derives its interest in the Building) is presently in full force and effect.

4.2          The parties hereby ratify and confirm all of the terms, covenants and conditions of the Existing Lease, except to the extent that those terms, covenants and conditions are amended, modified or varied by this Agreement.  If there is a conflict between the provisions of the Existing Lease and the provisions of this Agreement, then the provisions of this Agreement shall control.

4.3          No oral or written statement, representation or promise whatsoever with respect to the foregoing or any other matter made by Landlord, its principals, officers, employees, agents or any broker, whether contained in proposal, affidavit, information circular, or otherwise, shall be binding upon the Landlord unless expressly set forth in this Agreement.

4.4          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and/or assigns.

ARTICLE V
Generator Replacement

5.1          Tenant shall have the right (but no obligation) to replace Tenant’s existing generator at the Building (the “Existing Generator”) with a new or like-new generator (the “Replacement Generator”) provided (i) the Replacement Generator is installed in the same specific place at which the Existing Generator is currently located, (ii) the specifications for the type and manner of installation of the Replacement Generator shall be subject to the prior review and approval of Landlord (which shall not be unreasonably withheld, conditioned or delayed), and (iii) the removal and disposal of the Existing Generator and the permitting, installation, operation, maintenance and repair of the Replacement Generator shall be done by Tenant at Tenant’s expense and in compliance with all applicable legal requirements.

ARTICLE VI
Economic Development Incentives

6.1          Landlord acknowledges that Tennant is pursuing certain state and local tax and economic development incentives from the State of New York, the County of Nassau and the Nassau County Industrial Development Agency.  Those incentives may include, but are not limited to, tax credits, cash grants, exemptions from sales tax and abatements from property taxes through a Payment in Lieu of Tax (“PILOT”).  Landlord agrees that the receipt of these benefits was a material factor in Tenant’s decision to enter into this Lease.  Landlord acknowledges that these benefits are to accrue to the Tenant alone for its sole benefit and use.  Further, Landlord agrees to reasonably cooperate with Tenant in Tenant’s pursuit of such benefits (at no material cost to Landlord).

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the day and year first above written.

RA 55 CLB LLC

By: /s/ Victor Siciliano
Name: Victor Siciliano
Title:  Authorized Person

FREQUENCY ELECTRONICS, INC.

By: /s/ Stanton Sloane
Name: Stanton Sloane
Title: CEO

SCHEDULE A

Description of Landlord’s Base Building Work

1.
Remove three (3) Trane DX-style rooftop HVAC units (i.e., Unit Nos. 17, 19 and 21) and replace with three (3) new Trane DX-style rooftop HVAC units, each having the same (or greater) tonnage as the corresponding unit it is replacing.

2.	Remove one (1) of the two (2) existing 30-ton Carrier water-cooled chiller units from the lower level of the Demised Premises and replace same with a new 30-ton Trane water-cooled chiller unit.

3.	Replace all existing controllers on the VAV boxes currently located within the Demised Premises with building standard controllers.

4.	Replace the existing building management system (BMS) for HVAC control.

5.	Replace all existing single-pane exterior windows of the Demised Premises with new double-pane insulated glass windows, which shall be at least building standard quality.

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